EXHIBIT 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of September 8, 2021 by and between Ontrak, Inc., a Delaware corporation (“Employer” or “Company”), and Robert Accordino, MD, an individual (“Employee”).
RECITALS
A.    WHEREAS, Employee has experience and expertise applicable to employment with Employer to perform as Chief Medical Officer, Employer has agreed to employ Employee and Employee has agreed to enter into such employment, on the terms set forth in this Agreement.
B.    WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer’s investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.
C.    WHEREAS, Employer acknowledges that Employee desires definition of his compensation and benefits, and other terms of his employment.
NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:
AGREEMENT
1.TERM OF AGREEMENT
1.1Term. The initial term of this Agreement shall begin on September 27, 2021 (the “Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5 of this Agreement; or (b) four (4) years following the Commencement Date (“Initial Term”). After the expiration of the Initial Term, this Agreement will renew for a three (3) year term (the “Renewal Term,” together with the Initial Term, the “Term”), unless either party provides written notice of termination of the Agreement within ninety (90) days of the end of the Initial Term. As used herein, the “Employment Period” means the period of Employee’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Employee’s termination of employment hereunder).
2.EMPLOYMENT
2.1Employment of Employee. Employer agrees to employ Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement. Notwithstanding the foregoing, this Agreement shall

Robert Accordino, MD– Employment Agreement
become effective only if Employee completes to the satisfaction of Employer in its sole discretion Employer’s standard background investigation (it shall be deemed completed to Employer’s satisfaction if Employer has not notified Employee to the contrary before the Commencement Date).
2.2Position and Duties. During the Employment Period, Employee shall serve as Chief Medical Officer, reporting to Employer’s Chief Executive Officer and shall have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such other powers and duties as may be prescribed from time to time by the Company. It is understood and agreed that employee shall not have direct patient care responsibilities or be responsible to supervise anyone providing direct patient care.
2.3Standard of Performance. Employee agrees that he will at all times during the Employment Period faithfully and industriously and to the best of his ability, experience, and talents perform all the duties that may be required of and from him pursuant to the terms of this Agreement and consistent with his position. Such duties shall be performed at the Employee’s residence in New York, or upon mutual agreement at such place or places as the interests, needs, business, and opportunities of Employer shall reasonably require or render advisable.
2.4Exclusive Service.
                (a) During the Employment Period, Employee shall devote substantially all of his business energies and abilities and substantially all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) that, in the opinion of Employer, would materially interfere with the performance of his duties under this Agreement, and
             (b) During the Employment Period, Employee shall not, without the prior written consent of Employer, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity.
        (c) Notwithstanding the foregoing, it shall not be a violation of this Section 2.4 for Employee to continue his medical practice on a part time basis. However, Employee agrees that Employee’s medical practice is separate from, and has no relationship to, Employee’s employment under this Agreement. Employee shall maintain, at Employee’s expense, professional malpractice liability insurance for all activities in connection with Employee’s medical practice. Employee shall defend, indemnify and hold harmless Employer from any third-party claims arising from Employee’s medical practice.
    2.5    Licensing and Certification. Employee shall have and maintain all licenses, registrations, and certifications necessary to perform the duties required under this Agreement, including specifically a valid and unlimited license to practice medicine in at least one

Robert Accordino, MD– Employment Agreement
state throughout the term of the Agreement, and shall provide a copy of the license to the Company before employment, at least annually thereafter, and otherwise upon the Company’s request.
    2.6    Required Notifications Related to License.    Employee shall immediately notify the Company if, during the term of this Agreement, any material change occurs with respect to the licensure or credentialing of Employee to practice medicine, or if any report or complaint is made about the Employee to any state medical or professional licensing agency, or if any civil, criminal, or administrative investigation or proceeding is initiated relating to the Employee’s filing of false health care claims, violation of any state or federal anti-kickback laws or physician self-referral laws, or if any malpractice suit or claim is asserted against Employee, or any malpractice verdict, decree, or settlement is reached involving Employee’s medical practice, or if any disciplinary, peer-review or other action by a health care facility, licensure board, governmental agency or professional society is initiated.
3.COMPENSATION
3.1Compensation. During the Employment Period only, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.
3.2Base Salary. Employer shall pay to Employee a base salary of three hundred fifty thousand dollars ($350,000) annually in equal bi-weekly installments, less applicable taxes and required withholdings. Employee’s compensation (including his base salary and bonus set forth in Section 3.3 below) shall be subject to annual review by Employer based on, among other things, Employee’s performance and Employer’s progress towards its milestones and profitability.
3.3Signing Bonus. As agreement to remain employed for 3 years, Employer shall pay to Employee on the first payroll following the Commencement Date, a one-time lump sum signing bonus totaling two hundred thousand dollars ($200,000) (the “Signing Bonus”), less applicable taxes and withholdings. Should the Employee voluntarily leave service any time prior to the end of 3 years, Employee agrees Employee will pay back to the Company the prorated amount of the Signing Bonus, within 30 days of Employee’s date of termination. The annual relief for proration is 1/3 after year 1; 1/3 after year 2; and 1/3 after year 3. It is expressly agreed that a “Termination for Good Reason” shall not be deemed “voluntary”.
3.4Discretionary Annual Bonus. Employee is eligible to receive an annual bonus (the "Discretionary Annual Bonus") at the sole discretion of Employer.  The Annual Discretionary Bonus will be targeted at forty percent (40%) of Employee’s annual base salary, one hundred forty thousand dollars ($140,000) of which is guaranteed for the first year and paid on the first payroll following the Commencement Date, as agreement to remain employed through the initial twelve (12) months of employment. Should the Employee voluntarily leave service any time prior to the end of 1 year, Employee agrees Employee will pay back to the Company the gross amount of the first-year bonus guarantee in full, within 30 days of Employee’s date of termination. It is expressly agreed that a “Termination for Good Reason” shall not be deemed

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“voluntary”. In determining whether a Discretionary Annual Bonus is to be granted and the size of such Discretionary Annual Bonus, Employer may consider Employee's performance as measured by individual goals and milestones set by Employer during the course of the performance year, and the overall performance and condition of the Company.  The Discretionary Annual Bonus may be higher or lower than the targeted amount, or may not be awarded at all, depending on achievement of individual goals and milestones for Employee and the overall performance and condition of the Company. Except as described in Sections 5.2 and 5.4 below, any such bonus shall be payable in the calendar year following the performance year subject to the Employee’s continued employment with Employer through the last day of the applicable performance year.
3.5Equity Incentive Plan. In connection with this Agreement and within forty-five days of the Commencement Date, Employee shall receive an option to purchase one hundred thousand (100,000) shares of Employer’s common stock (the “Option”), with a per share exercise price equal to the closing price of a share of the Employer’s common stock on the date the Option is granted, under and subject to all of the provisions of Employer’s 2017 Stock Incentive Plan (the “Plan”) and applicable award agreement, upon and subject to approval by Employer’s Board of Directors (the “Board”) . The Option will vest over four (4) years from the date of its grant with one-fourth (1/4) of the Option vesting one year from the Commencement Date, and the remainder of the Option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement. Except as otherwise set forth herein or in the Plan and applicable award agreement, vesting of the Option will cease upon the termination of Employee’s employment with Employer for any reason.
Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Employee under this Agreement or any other agreement or arrangement with Employer which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
3.6Fringe Benefits. Subject to Section 3.7 below, Employee will be entitled:
(a)to participate, on the same basis as other employees of the Company, in any medical, dental, vision, life, short-term and long-term disability insurance and flexible spending accounts (subject to certain co-payments by Employee). Employee’s participation in such plans shall be subject to all terms and conditions of such plans, including Employee’s ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to fund the plans; and
(b)to participate on the first of the month following the date of employment with Employer, on the same basis as other employees of the Company, in the Company’s 401(k) plan, with said participation subject to all terms and conditions of such plans.

Robert Accordino, MD– Employment Agreement
3.7Paid Time Off. Employee shall be entitled to participate in Employer’s flexible vacation policy after 90 days of employment with Employer, subject and pursuant to the terms of such policy as set forth in Employer’s vacation policy.
3.8Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4.REIMBURSEMENT OF EXPENSES
4.1Travel and Other Expenses. Employer shall pay to or reimburse Employee for those travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Employee that Employer determines are reasonably necessary for the proper discharge of Employee’s duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.
4.2Liability Insurance. Employer shall provide Employee with officers and directors’ insurance, or other liability insurance, consistent with its usual business practices, to cover Employee against all insurable events occurring as a result of his activities as an Employee of the Company. As set forth above, Employer is not responsible for Employee’s professional malpractice liability insurance.
4.3Indemnification. Promptly upon written request from Employee, and other than in connection with a legal action instituted by Employee or the Company related to any contest or dispute between Employee and the Company regarding this Agreement or Employee’s employment hereunder, Employer shall indemnify, and advance expense to, Employee, to the fullest extent under applicable law, for all judgments, fines, settlements, losses, costs or expenses (including attorney’s fees), arising out of Employee’s activities as an agent, employee, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer. Such agreement by Employer shall not be deemed to impair any other obligation of Employer respecting indemnification of Employee otherwise arising out of this or any other agreement or promise of Employer or under any statute.
5.TERMINATION
5.1Termination by Employer With Good Cause; Employee Resignation. Employer may terminate Employee’s employment at any time, with notice for Good Cause (as defined below). Similarly, Employee may resign his employment with Employer at any time, with notice and without Good Reason (as defined below). If Employer terminates Employee’s employment with Good Cause, or if Employee resigns without Good Reason, then Employer shall pay Employee his base salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the

Robert Accordino, MD– Employment Agreement
date of termination (collectively the “Accrued Benefits”). In addition, the stock option award agreements (the “Option Agreements”) for all options to purchase the common stock of the Company granted to Employee during his employment with the Company (the “Options”) shall provide that, notwithstanding any contrary provisions in the Plan, in the event Employee’s employment is terminated by Employer with Good Cause, the Options to the extent then vested and exercisable as of the date Employee’s employment are terminated, and not previously terminated in accordance with the Option Agreements and the Plan, may be exercised within twelve (12) months after such termination date, or on or prior to the Option Expiration Date (as specified and defined in the respective Stock Option Grant Notices for the Options), whichever is earlier. Except with respect to any outstanding equity compensation agreements and the provisions of Section 4, in the event Employee resigns without Good Reason or Employer terminates Employee with Good Cause, Employer shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of Employer (as opposed to some other status with respect to Employer, such as a shareholder or holder of a stock option).
5.2Termination Without Good Cause or for Good Reason. Employer shall have the right to terminate Employee’s employment (with notice) without Good Cause and Employee shall have the right to terminate Employee’s employment (with notice) for Good Reason (each a “Qualifying Termination”). If there is a Qualifying Termination, then the following provisions in this Section 5.2 shall apply:
(a)Employer shall provide Employee with the Accrued Benefits;
(b)On the six (6) month anniversary of the date Employee’s termination becomes effective, Employer shall pay Employee in a lump sum an amount equal to (6) months’ base salary (at the rate in effect at the time of termination, but disregarding any reduction that constitutes Good Reason), plus a pro-rata share of any bonus earned for the year of termination, less applicable taxes and required withholdings; employee acknowledges that any and all bonuses are at the discretion of the Board and at the advice of the Compensation Committee.
(c)If Employee timely elects continued coverage under COBRA, Employer will pay Employee’s COBRA premiums necessary to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the date of termination and ending on the earliest to occur of: (i) six months following the date of termination or (ii) the date Employee and Employee’s eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer. In the event Employee becomes covered under another employer’s group health plan during the COBRA Premium Period, Employee must immediately notify Employer of such event. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

Robert Accordino, MD– Employment Agreement
(d)Notwithstanding Section 3, the award agreements (the “Stock Agreements”) for all common stock granted to Employee by the Company prior to the termination date (collectively, the “Granted Stock”) and the Option Agreements for the Options shall provide that the Granted Stock and Options will continue to vest (and become exercisable) for a period of twelve (12) months following the date of termination. In addition, the Option Agreements for the Options shall provide that, notwithstanding any contrary provisions in the Plan, any vested portion of the Options not previously terminated in accordance with the Option Agreements and the Plan, may be exercised within twenty-four (24) months after such termination date, or on or prior to the Option Expiration Date (as specified and defined in the respective Stock Option Grant Notices for the Options), whichever is earlier.
To be eligible for the severance payment provided for in this Section 5.2, Employee must have executed and not revoked a full and complete general release of any and all claims against Employer and related persons and entities in the standard form then used by Employer (“Release”), within 60 days of the date of termination. Upon making all of the applicable severance payments and benefits, except with respect to any outstanding equity compensation agreements and the provisions of Section 4, Employer shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of Employer (as opposed to some other status with respect to Employer, such as a shareholder or holder of a stock option).
5.3Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee, in the subjective, good faith opinion of Employer, shall:
(a)Commit an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;
(b)Breach Employee’s fiduciary duty to Employer, including, but not limited to, acts of self-dealing (whether or not for personal profit);
(c)Materially breach this Agreement, the Confidentiality Agreement (defined below), or Employer’s written Codes of Ethics as adopted by the Board;
(d)Willfully, recklessly or negligently violate any material provision of Employer’s written Employee Handbook, or any applicable state or federal law or regulation;
(e)Fail or refuse (whether willfully, recklessly or negligently) to materially comply with all relevant and material obligations, assumable and personally chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder (for avoidance of doubt any failure by the Company to comply with foregoing laws and regulations shall not be imputed to Employee for purposes of this provision);
(f)Fail to or refuse to (whether willfully, recklessly or negligently) to perform the responsibilities and duties specified herein (other than a failure caused

Robert Accordino, MD– Employment Agreement
by temporary disability and provided further that the mere failure to achieve certain goals or objectives (provided Employee has attempted in good faith to achieve such goals and objectives) shall not constitute Good Cause);
(g)Be convicted of, or enter a plea of guilty or no contest to, a felony or misdemeanor under state or federal law in a court of competent jurisdiction, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude;
(h)Become listed on the federal debarment list prohibiting participation in Medicare or Medicaid; or
(i)Fail to return any compensation amount required to be clawed back or returned to Employer by application of any applicable law or regulation.
The foregoing is an exhaustive list of the items that constitute Cause under this Agreement. Notwithstanding the foregoing, other than with respect to clause (g), “Good Cause” shall only be found to exist if, prior to Employee’s termination and within ninety (90) days after the Company’s initial awareness of an event of Good Cause, Employer has provided written notice to the Employee describing such Good Cause event(s), and the Employee does not cure such event within ten (10) days following the Employee’s receipt of such notice from the Company, and the date of Employee’s termination of employment due to such Good Cause occurs within ninety (90) days after the expiration of the foregoing ten (10) day cure period.
5.4Death or Disability. To the extent consistent with federal and state law, upon written notice to Employee, Employer may terminate Employee’s employment due to Employee’s Disability. Additionally, Employee’s employment shall terminate on Employee’s death. “Disability” means (i) Employee’s inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employer’s employees. In the event of termination due to death or Disability, Employer shall pay Employee (or his legal representative) his base salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits accrued, including, but not limited to, a pro-rata share of any bonus earned for the year of termination, through the date of termination. Any such bonus shall be payable in the calendar year following the performance year. Notwithstanding Section 3.4, the Stock Agreements for the Granted Stock and the Option Agreements for the Options shall provide that, notwithstanding any contrary provisions in the Plan, in the event Employee’s employment is terminated due to Employee’s death or Disability, all then unvested portions of the Granted Stock and Options will immediately vest in full and, in the case of the Options, be exercisable as of the termination date. In addition, the Option Agreements for the Options shall provide that, notwithstanding any contrary provisions in the Plan, in the event Employee’s employment is terminated due to Employee’s death or Disability, any vested portion of the Options not previously terminated in accordance with the Option Agreements and the Plan,

Robert Accordino, MD– Employment Agreement
may be exercised within five (5) years after the termination date, or on or prior to the Option Expiration Date (as specified and defined in the respective Stock Option Grant Notices for the Options), whichever is earlier.
5.5Return of Employer Property. Within five (5) days after the Employee’s termination of employment, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the termination date.
5.6Good Reason. For purposes of this Agreement, a termination shall be for “Good Reason” if Employer:
(a)Materially, and adversely, reduced the material duties and responsibilities assigned to Employee under this Agreement;
(b)Materially reduced Employee’s base salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions); or
(c)Materially breached this Agreement or any other written agreement with Employee.
(d)Required relocation of employee greater than 50 miles from his current residence.
Notwithstanding the foregoing, “Good Reason” shall only be found to exist if, prior to Employee’s resignation and within ninety (90) days after the initial existence of an event of Good Reason, Employee has provided written notice to the Company describing such alleged Good Reason event(s), and the Company does not cure such event within thirty (30) days following the Company’s receipt of such notice from Employee, and the date of Employee’s termination of employment due to Employee’s resignation for Good Reason occurs within ninety (90) days after the expiration of the foregoing thirty (30) day cure period.
5.7    Notice of Termination. The Employee’s "Termination Date" shall be:
(a)    If the Employee’s employment hereunder terminates on account of the Employee’s death, the date of the Employee’s death;
(b)    If the Employee’s employment hereunder is terminated on account of the Employee’s Disability, the date that it is determined that the Employee’s has a Disability;

Robert Accordino, MD– Employment Agreement
(c)    If the Employer terminates the Employee’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Employee;
(d)    If the Employer terminates the Employee’s employment hereunder without Cause, the date specified in the Notice of Termination;
(e)    If the Employee terminates his employment hereunder with or without Good Reason, the date specified in the Employee’s Notice of Termination, which shall be no less than thirty days following the date on which the Notice of Termination is delivered; provided that, the Employer may waive all or any part of the 30 day notice period for no consideration by giving written notice to the Employee and for all purposes of this Agreement, the Employee’s Termination Date shall be the date determined by the Employer; and
(f)    If the Employee’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.
Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.
6.DUTY OF LOYALTY
6.1During the Employment Period, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent (1%) of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business so long as these investments do not require him to participate in the operation of the companies in which he invests.
7.CONFIDENTIAL INFORMATION
7.1Trade Secrets of Employer. Employee, during the Employment Period, will develop, have access to and become acquainted with various trade secrets and confidential information which are owned by Employer and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets or confidential information, directly or indirectly, or use them in any way, either during the Employment Period or at any time thereafter, except as required in the course of his employment by Employer, provided that the foregoing provisions shall not apply to information that is or becomes public at any time due to no fault of Employee, or which Employee is required to disclose in direct response to a judicial or regulatory order or process. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer

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lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities, and shall not be removed for purposes other than work-related from the premises where the work of Employer is conducted, except with the prior written authorization by Employer.
7.2Confidential Data of Customers of Employer. Employee, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Employer and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the Employment Period (except as required in the course of employment by Employer) or at any time thereafter, provided that the foregoing provisions shall not apply to information that is or becomes public at any time due to no fault of Employee, or which Employee is required to disclose in direct response to a judicial or regulatory order or process.
7.3Inevitable Disclosure. After Employee’s employment has terminated, Employee shall not accept employment with any competitor of Employer, where the new employment is likely to result in the inevitable disclosure of Employer’s trade secrets or confidential information, or it would be impossible for Employee to perform his new job without using or disclosing trade secrets or confidential information.
7.4Continuing Effect. The provisions of this Section 7 shall remain in effect after the end of the Employment Period.
7.5    DTSA Disclosure. Notwithstanding any other provision of this Agreement:
(i) The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.
(ii) If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee:
(A) files any document containing trade secrets under seal; and
(B)does not disclose trade secrets, except pursuant to court order.

Robert Accordino, MD– Employment Agreement

8.NO SOLICITATION
8.1No Solicitation of Employees. Employee agrees that he will not, during his employment with Employer, and for one (1) year thereafter, encourage or solicit any other employee of Employer to terminate his or her employment for any reason, nor will he assist others to do so (provided however that former Company employees and/or Company employees responding to general ads or solicitations shall not be covered by this Section 8.1).
8.2No Solicitation of Customers. Employee agrees that he will not, during his employment with Employer, and for two (2) years thereafter, directly or indirectly, utilize any Employer information protected under the Confidentiality Agreement to solicit any client or customer of Employer known to him with respect to any business, products or services that are competitive to the products or services offered by Employer, or under development as of the date of the termination of Employee’s employment with Employer for any reason.
1.3No Competition. The Employee specifically agrees that during the term of this Agreement and for a period of one (1) year after Employee is terminated or ceases to be employed by Employer for any reason, the Employee will not, directly or indirectly, whether individually or through any entity controlled by Employee, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partnership or otherwise) which is competitive with the then existing business of the Employer. Notwithstanding the foregoing, Employee may own shares of competing companies whose securities are publicly traded, so long as such securities do not constitute five percent or more of the outstanding securities of any such company. Additionally, this provision is not intended to restrict Employee’s ability to practice medicine; this provision is intended only to operate as a restriction on Employee’s ability to work, for the time period described herein, in a business capacity for, or have an ownership interest in (except as described above), an entity which competes with Employer. Because Employer’s business operates nationally, the geographic scope of this provision is the United States.
9.INTELLECTUAL PROPERTIES.
To the extent permissible under applicable law, all intellectual properties made or conceived by Employee during the term of this employment by Employer shall be the right and property solely of Employer, whether developed independently by Employee or jointly with others. The Employee will sign the Employer’s standard Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”).
10.OTHER PROVISIONS

Robert Accordino, MD– Employment Agreement
10.1Compliance With Other Agreements. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound.
10.2Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 6, 7, 8 and 9 of this Agreement are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of posting any bond or other undertaking in connection therewith.
10.3Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses (not limited to court costs and including, without limitation, all attorneys’ fees) it incurred in connection with the proceeding and the underlying dispute.
10.4Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.
10.5Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.
10.6Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of Delaware.
10.7Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved by final and binding arbitration pursuant to the terms set forth in Employer’s arbitration policy. Notwithstanding this provision, any motion for injunctive relief pursuant to Section 10.2 may be determined by a court of law sitting in Delaware, and Employee submits to the exclusive jurisdiction of such courts for that purpose.

Robert Accordino, MD– Employment Agreement
10.8No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.
10.9Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.
10.10Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. The Company may assign this Agreement without any additional consent by Employee, which consent is hereby given by Employee.
10.11Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or forty-eight (48) hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:
(a)If to Employer, to the principal office of Employer in the State of California, marked “Attention: President”; or
(b)If to Employee, to the most recent address for Employee appearing in Employer’s records.
10.12Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
10.13Section 409A Compliance.
(a)This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”), and, to the extent practicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Terms used in this Agreement shall have the meanings given such terms under Section 409A if, and to the extent required, in order to comply with Section 409A.
(b)For purposes of amounts payable under this Agreement, the termination of employment shall be deemed to be effective upon “separation from service” with Employer, as defined under Section 409A and the guidance issued thereunder. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment

Robert Accordino, MD– Employment Agreement
event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A.
(c)Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A, if any of Employer’s stock is publicly traded and Employee is deemed to be a “specified employee” as determined by Employer for purposes of Section 409A, Employee agrees that any non-qualified deferred compensation payments due to him under this agreement in connection with a termination of employment that would otherwise have been payable at any time during the six (6)-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first day of the seventh (7th) month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death).
(d)Neither Employer nor Employee shall have the right to accelerate or defer the delivery of, offset or assign any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, except to the extent specifically permitted or required by Section 409A of the Code.
(e)If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.
(f)Notwithstanding the foregoing, the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. To the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, neither Employer, nor the Board, nor any member of its Compensation Committee, nor any of their successors shall be liable to Employee or to any other person for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A or for reporting in good faith any amounts as subject thereto.
10.14Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties, which in the case of Employer must be Employer’s CEO. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. Any such waiver by Employer must be signed by Employer’s CEO. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

Robert Accordino, MD– Employment Agreement
10.15Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter. For the avoidance of confusion, this Agreement does not supersede the Employer’s standard Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”), which is a separate agreement which remains in full force and effect.
10.16    Survival.    Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. For the avoidance of doubt, the obligations set forth in Sections 7 and 8 shall survive the expiration or other termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement with effectiveness as of the day and year first above written.
EMPLOYEE:
/s/ Robert Accordino
Robert Accordino, MD
EMPLOYER:
ONTRAK, INC.
By /s/ Jonathan Mayhew
Jonathan Mayhew
Chief Executive Officer